SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  January 28, 2002



                     McMoRan Exploration Co.


   Delaware                 001-07791             72-1424200
(State or other            (Commission           (IRS Employer
jurisdiction of            File Number)          Identification
incorporation or                                     Number)
  organization)

                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000



Item 5. Other Events and Regulation FD Disclosures

McMoRan Exploration Co. today announced that its oil and gas exploration and development subsidiary, McMoRan Oil & Gas LLC, has signed a definitive agreement to sell three of its oil and gas properties to a third party for $60 million. McMoRan will use the proceeds from this transaction to repay outstanding borrowings under its oil and gas bank credit facility, which totaled $50.7 million as of January 25, 2002, and for other general corporate purposes. In connection with the transaction closing, expected in February 2002, McMoRan Oil & Gas LLC will terminate its existing bank credit facility and is pursuing new financing arrangements.

     Under terms of the transaction, McMoRan will assign to the third party its 47.5 percent working interest (WI) and 34.2 percent net revenue interest (NRI) in Vermilion Block 196 (Lombardi), its 71.3 percent WI and 51.3 percent NRI in Main Pass Blocks 86/97 (Shiner) and 80 percent of its 61.8 percent WI and
43.5 percent NRI in Ship Shoal Block 296 (Raptor). McMoRan will retain its interests in exploratory prospects lying 100 feet below the stratigraphic equivalent of the deepest currently producing interval at both Lombardi and Raptor. The properties are being sold subject to a reversionary interest after "payout," which would occur at the point at which the purchaser receives aggregate cumulative revenues from the properties of $60 million
plus an agreed upon rate of return.   After payout, 75 percent of
the interests sold would revert to McMoRan.

     The transaction will be effective January 1, 2002. Following the transaction, McMoRan estimates its average net daily production not attributed to the properties sold will approximate 30 million cubic feet of natural gas equivalent
during the first quarter of 2002.   In addition, McMoRan
estimates its average net daily production to approximate 3,000 barrels of oil from Main Pass 299.

McMoRan will continue its active deep gas exploration program in the shallow waters on the shelf of the Gulf of Mexico, where it holds approximately 500,000 gross acres of offshore exploration leases.




                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Exploration Co.


                              By:  /s/ C. Donald Whitmire, Jr.
                                   ------------------------------
                                       C. Donald Whitmire, Jr.
                                     Vice President & Controller-
                                         Financial Reporting
                                     (authorized signatory and
                                     Principal Accounting Officer)


Date:  January 29, 2002